===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            GENERAL ELECTRIC COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

[LOGO] GE

--------------------------------------------------------------------------------

                                 ===============
                                 Notice of 2002
                                 Annual Meeting
                                      and
                                 Proxy Statement

                  All persons attending the Annual Meeting must present an admission card. Please follow the advance registration instructions on the back cover of this Proxy Statement to obtain an admission card.

               -------------------------------------------------

[LOGO] GE
--------------------------------------------------------------------------------
                                       General Electric Company
                                       3135 Easton Turnpike, Fairfield, CT 06431

                                       March 8, 2002

Dear Share Owner,

     You are invited to attend the 2002 Annual Meeting to be held on Wednesday, April 24, in Waukesha, Wisconsin.

     The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and discussion on other business matters properly brought before the meeting.

     If you plan to attend the meeting, please follow the advance registration instructions on the back of this Proxy Statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting.

     Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet, or by completing, signing, dating and returning your Proxy Form in the enclosed envelope.

                                                 Cordially,

                                                 /s/Jeffrey R. Immelt

                                                 Jeffrey R. Immelt
                                                 Chairman of the Board

================================================================================
CONTENTS

Notice of 2002 Annual Meeting of Share Owners ................................ 5
Proxy Statement .............................................................. 5
   [_] Election of Directors ................................................. 6
   Information Relating to Directors, Nominees
     and Executive Officers ................................................. 12
   Compensation Committee Report ............................................ 16
   Summary Compensation Table ............................................... 20
   Financial Performance Comparison Graph ................................... 22
   Stock Options and Stock Appreciation Rights .............................. 22
   Retirement Benefits ...................................................... 25
   Independent Auditors Fees ................................................ 26
   Audit Committee Report ................................................... 26
   [_] Appointment of Independent Auditors .................................. 27
   [_] Proposal to Approve Material Terms of Executive Officer
        Performance Goals ................................................... 28
   Share Owner Proposals relating to:
        [_] No. 1 Cumulative Voting ......................................... 34
        [_] No. 2 Global Warming ............................................ 34
        [_] No. 3 Nuclear Power Report ...................................... 36
        [_] No. 4 Report on PCB Cleanup Costs ............................... 37
        [_] No. 5 Poison Pill ............................................... 39
        [_] No. 6 Pension Fund Income/Executive Compensation ................ 40
        [_] No. 7 Performance-Based Stock Options ........................... 41
        [_] No. 8 Executive Severance Agreements ............................ 43
   Additional Information ................................................... 45

                        [_] To be voted on at the meeting

                     EVERY SHARE OWNER'S VOTE IS IMPORTANT.
                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                      YOUR PROXY FORM, OR SUBMIT YOUR VOTE
                       AND PROXY BY PHONE OR BY INTERNET.

               [LOGO] Printed on recycled paper using soybean ink

NOTICE OF 2002 ANNUAL MEETING
OF SHARE OWNERS

--------------------------------------------------------------------------------
10:00 a.m., April 24, 2002
Waukesha County Expo Center
Northview Road
Waukesha, Wisconsin 53188

                                                                   March 8, 2002

To the Share Owners:

General Electric Company's 2002 Annual Meeting of Share Owners will be held at the Waukesha County Expo Center, Northview Road, Waukesha, Wisconsin 53188, on Wednesday, April 24, 2002, at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on GE's business operations, the share owners will vote on:
     (a)  Election of Directors for the ensuing year;
     (b)  Approval of the appointment of Independent Auditors for 2002;
     (c)  Executive Officer Performance Goals; and
     (d) Eight share owner proposals set forth at pages 34 through 44 in the accompanying Proxy Statement.

Share owners of record at the close of business on March 1, 2002, will be entitled to vote at the meeting and any adjournments.


Benjamin W. Heineman, Jr.
Secretary

--------------------------------------------------------------------------------
PROXY STATEMENT
General Electric Company, Fairfield, Connecticut 06431

This Proxy Statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 2002 Annual Meeting of Share Owners. Distribution of this Proxy Statement and a proxy form to share owners is scheduled to begin on or about March 8, 2002.

     You can ensure that your shares are voted at the meeting by submitting your instructions by phone, by Internet, or by completing, signing, dating and returning the enclosed Proxy Form in the envelope provided. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote. A share owner who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy, or by notifying the Inspectors of Election in writing of such revocation.

================================================================================
ELECTION OF DIRECTORS

At the 2002 Annual Meeting, 16 directors are to be elected to hold office until the 2003 Annual Meeting and until their successors have been elected and have qualified. The 16 nominees for election at the Annual Meeting are listed on pages 6 to 11 with brief biographies. They are all now GE directors. Gary L. Rogers joined the Board in May 2001. Silas S. Cathcart, Gertrude G. Michelson, and Frank H. T. Rhodes will retire from the Board this year. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

--------------------------------------------------------------------------------

[PHOTO]

James I. Cash, Jr., 54, James E. Robison Professor of Business Administration, Harvard Graduate School of Business, Boston, Mass. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and is currently serving as chairman of HBS Publishing. Dr. Cash is also a director of The Chubb Corporation, Knight-Ridder, Inc., Microsoft Corporation, and Scientific-Atlanta, Inc. He also serves as a trustee of the Markle Foundation, Massachusetts General Hospital and Partners Health-care and as an overseer for the Boston Museum of Science.

--------------------------------------------------------------------------------

[PHOTO]

Dennis D. Dammerman, 56, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman, General Electric Capital Services, Inc. Director since 1994.

Mr. Dammerman joined GE after graduating from the University of Dubuque in 1967. He had financial assignments in several GE businesses before being named vice president and comptroller of General Electric Credit Corporation (now GE Capital Corporation) in 1979. In 1981, he became vice president and general manager of GE Capital's Commercial Financial Services Department and, later that year, of GE Capital's Real Estate Financial Services Division. He was elected senior vice president for finance of GE in 1984, a director of GE in 1994 and, in 1998, was named vice chairman of the board and executive officer of GE and chairman and CEO of GE Capital Services, Inc.

[PHOTO]

Paolo Fresco, 68, Chairman of the Board, Fiat SpA, automotive and industrial products, Turin, Italy. Director since 1990.

Mr. Fresco received a law degree from the University of Genoa, and after practicing law in Rome until 1962, he joined General Electric's Italian subsidiary. During the ensuing years he held several positions with GE. In 1990, he joined the Company's Board of Directors and in 1992 he became vice chairman and executive officer and member of the Corporate Executive Office. In 1998, upon retirement from GE, he became Chairman of Fiat SpA. Present board memberships, in addition to Fiat SpA, include IFI and Mediobanca. Mr. Fresco is also a member of the European Roundtable, Confindustria (the Confederation of Italian Industry) and Assonime (Association of Italian stock companies).

--------------------------------------------------------------------------------

[PHOTO]

Ann M. Fudge, 50, Former President, Kraft's Beverages, Desserts & Post Divisions and former Group Vice President, Kraft Foods, Inc., packaged foods, Tarrytown, N.Y. Director since 1999.

After graduating from Simmons College in 1973, Ms. Fudge worked in human resources for GE until entering Harvard University, where she obtained an MBA in 1977. She then held marketing positions at General Mills until joining General Foods in 1986, where she was appointed executive vice president in 1991. In 1994, she was named president of Kraft General Foods' Maxwell House Coffee Company and from 2000 to 2001, she served as Group Vice President of Kraft Foods, Inc. and president of Kraft's Beverages, Desserts and Post Divisions. Ms. Fudge is a director of Honeywell International Inc., Marriott International, Inc., and the Federal Reserve Bank of New York.

--------------------------------------------------------------------------------

[PHOTO]

Claudio X. Gonzalez, 67, Chairman of the Board and Chief Executive Officer, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, and Director, Kimberly-Clark Corporation, consumer and paper products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico, S.A. in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico, S.A. in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is also a director of America Movil, Grupo Carso, Grupo ALFA, Grupo Modelo, Grupo Televisa, Home Depot, Inc., Kellogg Company, The Mexico Fund, Inc., and Investment Co. of America.

[PHOTO]

Jeffrey R. Immelt, 46, Chairman of the Board and Chief Executive Officer, General Electric Company. Director since 2000.

Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer service for GE Appliances. He then became vice president of worldwide marketing and product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE's president and chairman-elect in 2000, and chairman and chief executive officer in 2001.

--------------------------------------------------------------------------------

[PHOTO]

Andrea Jung, 43, Chairman of the Board and Chief Executive Officer, Avon Products, Inc., cosmetics, New York, N.Y. Director since 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc., a multinational cosmetics company, in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, president and a director of the company in 1998, chief executive officer in 1999 and chairman of the board in 2001. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a member of the Princeton University Board of Trustees and is a director of Catalyst and Chairman of the Cosmetic, Toiletry and Fragrance Association.

--------------------------------------------------------------------------------

[PHOTO]

Kenneth G. Langone, 66, Chairman, President and Chief Executive Officer, Invemed Associates, LLC, investment banking and brokerage, New York, N.Y. Director since 1999.

Mr. Langone received a BA from Bucknell University and an MBA from New York University's Stern School of Business. He is the founder of Invemed Associates, LLC, and a co-founder, director and member of the executive committee of Home Depot, Inc. He is also a director of ChoicePoint, Inc., TRICON Global Restaurants, Inc. and Unifi, Inc., as well as the New York Stock Exchange. In addition to serving as a director of numerous charitable organizations, Mr. Langone is chairman of the NYU School of Medicine and serves on the Board of Trustees of New York University and the Board of Overseers of its Stern School of Business.

[PHOTO]

Rochelle B. Lazarus, 54, Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide, advertising, New York, N.Y. Director since 2000.

A graduate of Smith College, Ms. Lazarus holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide, a multinational advertising agency, in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York, and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995, chief executive officer in 1996, and chairman in 1997. Ms. Lazarus also serves as a director of Ann Taylor Stores, New York Presbyterian Hospital, the World Wildlife Fund and TIAA-CREF. She is chairman of the Board of Trustees of Smith College, and a member of the Board of Overseers of Columbia Business School.

--------------------------------------------------------------------------------

[PHOTO]

Scott G. McNealy, 47, Chairman of the Board and Chief Executive Officer, Sun Microsystems, Inc., supplier of network computing solutions, Palo Alto, Calif. Director since 1999.

After graduating with an economics degree from Harvard University in 1976, Mr. McNealy worked in manufacturing for Rockwell International before entering Stanford University, where he obtained an MBA degree in 1980. Following Stanford, Mr. McNealy worked at FMC Corporation and Onyx Systems before co-founding Sun Microsystems, Inc., where he became a director and vice president of operations in 1982. Mr. McNealy has been chairman of the Board of Directors and chief executive officer of Sun Microsystems since 1984.

--------------------------------------------------------------------------------

[PHOTO]

Sam Nunn, 63, Partner, King & Spalding, law firm, Atlanta, Ga. Director since 1997.

After attending Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School in 1962. He then practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate Permanent Subcommittee on Investigations before retiring in 1997. Mr. Nunn is also a director of ChevronTexaco Corporation, The Coca-Cola Company, Dell Computer Corporation, Internet Security Systems, Inc., Scientific-Atlanta, Inc., and Total System Services, Inc. Mr. Nunn is also co-chairman and chief executive officer of the Nuclear Threat Initiative, a Washington-based organization working to reduce the global threat of weapons of mass destruction.

[PHOTO]

Roger S. Penske, 65, Chairman of the Board, Penske Corporation, Penske Truck Leasing Corporation, and United Auto Group, Inc., transportation and automotive services, Detroit, Mich. Director since 1994.

After attending Lehigh (Pa.) University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982 and chairman of the board of United Auto Group, Inc. in 1999. Mr. Penske is also vice chairman and a director of International Speedway Corporation and a director of Delphi Automotive Systems Corporation and Home Depot, Inc. He is a director of Detroit Renaissance and is a member of The Business Council.

--------------------------------------------------------------------------------

[PHOTO]

Gary L. Rogers, 57, Vice Chairman of the Board and Executive Officer, General Electric Company. Director since 2001.

Mr. Rogers joined GE's financial management program in 1966 after graduating from Florida State University. He joined the Corporate Audit Staff in 1969, advancing through financial management positions until he became general manager of Lamp Glass and Components Department in 1980. He became general manager of the General Purpose Control Department in 1981, and vice president and general manager of the Lamp Products Division in 1982. In 1986, he was named CEO of GE Electrical Distribution and Control and senior vice president of General Electric. In 1990, he was named CEO of GE Appliances, and, in 1992, CEO of GE Plastics. In 2001, he was elected vice chairman of the board and an executive officer of GE.

--------------------------------------------------------------------------------

[PHOTO]

Andrew C. Sigler, 70, Retired Chairman of the Board and Chief Executive Officer, Champion International Corporation, paper and forest products, Stamford, Conn. Director since 1984.


A graduate of Dartmouth College with an MBA degree from its Amos Tuck School of Business Administration, Mr. Sigler joined Champion Papers Inc., a predecessor of Champion International, in 1956. He served as chief executive officer of Champion International from 1974 until his retirement in 1996, and as chairman of its board of directors from 1979 until his retirement.

[PHOTO]

Douglas A. Warner III, 55, Former Chairman of the Board, J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company of New York. New York, N.Y. Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly owned subsidiary of J.P. Morgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to 2000, when he became chairman of the board of J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company until his retirement in 2001. Mr. Warner is also a director of Anheuser-Busch Companies, Inc., chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center, a member of The Business Council and a trustee of the Pierpont Morgan Library.

--------------------------------------------------------------------------------

[PHOTO]

Robert C. Wright, 58, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman and Chief Executive Officer of National Broadcasting Company, Inc. Director since 2000.


Mr. Wright graduated from the College of the Holy Cross and the University of Virginia School of Law. He joined GE in 1969 as a staff lawyer, leaving in 1970 for a judicial clerkship. He rejoined GE in 1973 as a lawyer for GE Plastics, subsequently serving in several management leadership positions with that business. In 1980, he became president of Cox Cable Communications, and rejoined GE in 1983 as vice president of the Housewares and Audio businesses. In 1984, he became president and chief executive officer of General Electric Financial Services, and in 1986 was elected president and chief executive officer of National Broadcasting Company, Inc. In 2000, he was also elected chairman and CEO of NBC and vice chairman of the board and executive officer of GE.

--------------------------------------------------------------------------------

===============================================================================
INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS


The following table includes all GE stock-based holdings, as of February 15, 2002, of the Company's directors and six most highly compensated executive officers. This table indicates the alignment of the named individuals' financial interests with the interests of the Company's share owners because the value of their total GE holdings will increase or decrease in line with the price of GE's stock.

-------------------------------------------------------------------------------
                   Common Stock and Total Stock-Based Holdings
-------------------------------------------------------------------------------
   Name                                               Stock/1/       Total/2/
-------------------------------------------------------------------------------
James I. Cash, Jr.                                     59,900        104,900
Silas S. Cathcart                                     770,288/3/     815,288
Dennis D. Dammerman                                 1,502,806      5,259,631
Paolo Fresco                                        2,524,395      2,612,566
Ann M. Fudge                                           16,132         58,831
Claudio X. Gonzalez                                   179,887        279,550
Benjamin W. Heineman, Jr.                           1,601,017      2,843,917
Jeffrey R. Immelt                                   1,122,517      4,209,263
Andrea Jung                                            34,436/3/      83,823
Kenneth G. Langone                                    313,641        361,985
Rochelle B. Lazarus                                     6,929/3/      40,487
Scott G. McNealy                                       36,517         81,663
Gertrude G. Michelson                                 127,700/3/     352,743
Sam Nunn                                               66,000        125,104
Roger S. Penske                                       123,000        197,553
Frank H. T. Rhodes                                    138,850        254,763
Gary L. Rogers                                      2,220,780      4,189,812
Andrew C. Sigler                                      107,900        152,900
Douglas A. Warner III                                 165,500/3/     210,500
John F. Welch, Jr.                                 19,813,351/3/  21,846,202
Robert C. Wright                                    2,548,682      5,993,809
-------------------------------------------------------------------------------
              Common stock holdings of all directors and executive
                     officers as a group were 33,902,818/4/
-------------------------------------------------------------------------------

Notes:

/1/ This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Otherwise, each director or officer has sole voting and investment power over the shares reported, except as noted. This column includes 45,000 shares for Dr. Cash, 123,000 shares for Mr. Cathcart, 2,398,500 shares for Mr. Fresco, 13,500 shares for Ms. Fudge, Mr. Langone and Mr. McNealy, 135,000 shares for Messrs. Gonzalez, Rhodes and Warner, 27,000 shares for Ms. Jung, 4,500 shares for Ms. Lazarus, 117,000 shares for Mrs. Michelson, 63,000 shares for Mr. Nunn, 67,500 shares for Mr. Penske, and 81,000 shares for Mr. Sigler that may be acquired by them pursuant to stock options that are or will become exercisable within 60 days. It also includes 1,159,999 shares for Mr. Dammerman, 1,162,500 shares for Mr. Heineman, 926,000 shares for Mr. Immelt, 1,620,000 shares for Mr. Rogers, 13,685,000 shares for Mr. Welch and 1,777,500 shares for Mr. Wright that may be acquired by them pursuant to stock options that are or will be exercisable within 60 days. No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares.

/2/ This column shows the individual's total GE stock-based holdings, including the voting securities shown in the "Stock" column (as described in note 1), plus non-voting interests, including, as appropriate, the individual's holdings of stock appreciation rights, restricted stock units, deferred compensation accounted for as units of GE stock, and stock options that will not become exercisable within 60 days.

/3/ Includes the following numbers of shares over which the identified director or named executive has shared voting and investment power but as to which he or she disclaims any other beneficial interest: Mr. Cathcart (32,640 shares); Ms. Jung (975 shares); Ms. Lazarus (1,200 shares); Ms. Michelson (7,800 shares); Mr. Warner (3,600 shares); and Mr. Welch (429,600 shares).

/4/ Includes 1,901,501 shares over which there are shared voting and investment powers.

 . Board of Directors and Committees

The Board of Directors held ten meetings during 2001. The average attendance by directors at Board meetings, and Committee meetings they were scheduled to attend, was over 93%.

  Among the committees of the Board of Directors are a Nominating Committee, a Management Development and Compensation Committee, and an Audit Committee.

  Members of the Nominating Committee are Directors Penske (Chairman), Cathcart, Gonzalez, Jung, Langone, Michelson, Sigler and Warner. This committee's responsibilities include the selection of potential candidates for director and the recommendation of candidates to the Board. It also makes recommendations to the Board concerning the structure and membership of the other Board Committees. The Nominating Committee held three meetings during 2001. This committee will consider share owner recommendations for director sent to the Nominating Committee, c/o Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, CT 06431.

  Members of the Management Development and Compensation Committee are Directors Sigler (Chairman), Cathcart, Gonzalez, Langone, Michelson, Nunn, Penske and Rhodes. This committee has two primary responsibilities: (1) to monitor the Company's management resources, structure, succession planning, development and selection process as well as the performance of key executives; and (2) to review and approve executive compensation and changes. It also serves as the committee administering the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met eight times during 2001.

  Members of the Audit Committee are Directors Gonzalez (Chairman), Cathcart, Fudge, McNealy, Michelson, Penske, Rhodes, Sigler and Warner. This committee is primarily concerned with the effectiveness of the audits of GE by its internal audit staff and by the independent auditors. Its duties include: (1) recommending the selection of independent auditors; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) reviewing the organization and scope of GE's internal system of audit and financial controls; (4) appraising GE's financial reporting activities (including its Proxy Statement and Annual Report) and the accounting standards and principles followed; and (5) examining other reviews relating to compliance by employees with important GE policies and applicable laws. There were four meetings of the Audit Committee during 2001.

  Non-employee directors are paid an annual retainer of $75,000 plus a fee of $2,000 for each Board meeting and for each Board Committee meeting attended. Half of any portion of the annual retainer that a director has not elected to defer is paid in GE common stock. A director may make an irrevocable election each year to defer all or a portion of annual retainer and fees. At the director's option, his or her account is credited with units accounted for as GE common stock or the dollar amount of the deferral. Accounts are also credited with common stock dividend equivalents or interest equivalents based on the yield for long-term U.S. government bonds. Participants will receive payments from their account in cash or GE stock, in either a lump sum or annual installments, after termination of Board service. Non-employee directors are also paid a travel allowance for attendance at Board meetings.

  In 2000, the Board of Directors replaced the non-employee directors retirement program with a contingent stock unit award for directors who join the Board after the 2001 Annual Meeting. All non-employee directors elected to the Board at the 2001 Annual Meeting, who retire directly from the Board at age 65 or older after at least five years of service, will continue to be eligible to elect to receive: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement; or (2) in lieu thereof, a life insurance benefit in the amount of $450,000. All non-employee directors who are initially elected to the Board after the 2001 Annual Meeting will receive a one-time contingent award of 5,000 GE stock units, to be accounted for as GE common stock including dividends, payable only if the director retires from the Board at age 65 or older and after at least five years of service on the Board. GE also provides each non-employee director with group life and accidental death insurance in the aggregate amount of $150,000. The non-employee directors are not eligible to participate in GE's Incentive Compensation Plan, employee stock option plans or in any pension plans of GE or its subsidiaries. It is the Board's policy that directors should not stand for re-election after their 73rd birthday.

  GE has provided liability insurance for its directors and officers since 1968. Zurich Insurance Company and Executive Risk Speciality Insurance Company are the principal underwriters of the current coverage, which extends until June 11, 2002. The annual cost of this coverage is approximately $5.8 million.

  As part of the Company's overall support for charitable institutions, and in order to preserve its ability to attract directors with outstanding experience and ability, the Company maintains a plan which permits each director to recommend up to five charitable organizations that would share in a $1 million contribution to be made by the Company upon the director's retirement or death. The directors will not receive any financial benefit from this program since the charitable deductions accrue solely to the Company. The overall program will not result in a material cost to the Company.

  To further align the non-employee directors' interests with the long-term interests of the share owners, the share owners approved the 1996 Stock Option Plan for Non-Employee Directors, which automatically provides yearly grants of options from 1997 through 2003 (with each grant becoming exercisable in four equal annual installments) to each non-employee director who is serving on the Board at the time of such grant. Each annual grant permits the holder to purchase from GE up to 18,000 shares of GE's common stock at the fair market value of such shares on the date the option was granted. Under the terms of the Plan, grants were made on January 31, 2001, at an exercise price of $46.00 per share, and on January 31, 2002, at an exercise price of $37.15 per share. The final grant under this plan will be made on the last day of trading of GE stock in January 2003. The options expire ten years after the date they were granted or at such earlier date as may be provided by the Plan provisions upon retirement, disability, death or other termination of service. The Plan is administered by a committee of employee directors, none of whom is eligible to receive awards under the Plan.

  Pursuant to the indemnification provisions of the By-laws, the Company paid a total of $260,226 in defense costs incurred since 1991 by the directors who were serving on the board in 1991 and certain officers who were defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the McNeil action) in New York State Supreme Court, New York County, in 1991 in connection with the design and construction of containment systems for nuclear power plants. The dismissal of the suit in 2000 was affirmed by the New York appellate court last year.

.. Certain Relationships and Related Transactions

This section discusses certain direct and indirect relationships and transactions involving the Company and any director or executive officer. Given the Company's size and diversity, the Company has business relationships with many leading business and professional entities, and many of the most qualified candidates for the Board often are associated with such entities. GE had established relationships with most of the entities noted below before the related director joined the Board. GE does not extend loans to its executive officers except when needed in connection with a relocation. There are no such loans outstanding at this time.

  Mr. Penske has an indirect financial interest in Penske Truck Leasing Co., L.P., a limited partnership formed in 1988 between a subsidiary of Penske Corporation and a subsidiary of GE Capital Corporation (GE Capital) in order to operate a truck leasing and rental business. In connection with a 1996 restructuring that increased GE Capital's interest in the partnership from 50% to 79%, the Penske Corporation subsidiary will receive annual payments, declining from $11.3 million to $9.3 million over a ten-year period, with the majority of such payments contingent upon the partnership achieving certain revenue thresholds. GE Capital also extends acquisition and working capital loans and guarantees to the partnership, which totaled about $4.9 billion at the end of 2001, a portion of which relates to the partnership's acquisition of Rollins Truck Leasing Corp. in 2001 for approximately $2 billion in cash and assumed debt. GECS provides this funding on the same terms as those extended to its operating subsidiaries. Mr. Penske also has a direct financial interest in and controls Penske Capital Partners, LLC, which in 1997 entered into an investment agreement with GE Capital's GE Equity business and other investors. The agreement permitted GE Capital to invest up to $100 million of equity in transactions involving selected transportation-related companies in return for its agreement to pay Penske Capital Partners an annual fee of up to $1.5 million for evaluating and, as appropriate, managing such investments. GE Capital also agreed that, after it recovered its investments and received a preferred return on any such investments, Penske Capital Partners would then receive a 20% interest in the remaining profits from the GE Capital investments. During the term of this agreement, which expired in 2000, GE Capital invested a total of about $18 million in three transactions. The agreement was replaced by a revised investment agreement among the same investors which permits GE Capital to invest up to $67 million in return for its agreement to pay Penske Capital Partners an annual fee of up to $1 million. The term of the revised agreement is three years with annual termination options. All other significant terms remain the same.

  GE has, for a number of years, used the services of the law firm of King & Spalding, in which Mr. Nunn is a partner, for a variety of matters. Also, GE and its subsidiaries have obtained investment banking and other financial services from J.P. Morgan Chase & Co., of which Mr. Warner was Chairman of the Board until the end of 2001, and from certain of its subsidiaries and predecessors. Similarly, GE has obtained brokerage services from, and GE and its subsidiaries have participated in investments with, Invemed Associates, LLC, of which Mr. Langone is Chairman, President and Chief Executive Officer and in which he holds a controlling ownership interest. For several years, GE and its subsidiaries have purchased computer equipment and related services from Sun Microsystems, Inc. In 2001, GE Capital's Information Technology Solutions business, a Sun distributor and value-added reseller, purchased over $1.6 billion of Sun products and services for resale. GE Capital also has a global vendor financing agreement with Sun which expires in 2004 under which GE Capital offers to provide loan and lease financing to Sun's customers. Mr. McNealy is Chairman of the Board and Chief Executive Officer of Sun. GE and its subsidiaries also have purchase, lease, finance, insurance and other transactions and relationships in the normal course of business with companies and organizations with which GE directors are associated, but which are not sufficiently significant to be reportable. Management believes that all of these transactions and relationships during 2001 were on terms that were reasonable and in the best interest of the Company. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

================================================================================
COMPENSATION COMMITTEE REPORT

.. Compensation Policies for Executive Officers

The Management Development and Compensation Committee of the Board of Directors (the Committee), consisting entirely of non-employee directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The Company's basic compensation program for executive officers currently consists of the following elements: annual payments of salary and bonuses; annual grants of stock options; and periodic grants of restricted stock units (RSUs) and other contingent long-term financial performance awards. As described below, each element of the Company's executive compensation program has a somewhat different purpose. All stock option, RSU and contingent long-term financial performance awards are made under the share owner-approved GE 1990 Long-Term Incentive Plan (the Plan), which lim-its total average annual awards to less than 1% of issued shares. In 1997, the share owners approved for five years the material terms of performance goals to be set by the Committee for the maximum level of payments of bonuses, RSUs and long-term performance awards to the Company's executive officers, and approved an amendment to the Plan to establish a limit on the number of stock options that may be awarded to any individual, so the Company could continue to obtain tax deductions for the full amount of such payments and awards under pertinent tax law. As described in pages 28-33 of this Proxy Statement, management is requesting share owners to approve the material terms of performance goals for another five years to enable the Company to continue to obtain these tax deductions.

  The Committee believes that its principal responsibility is to incentivize and reward executive performance that will lead to long-term enhancement of share owner value. Therefore, as in prior years, and subject to the performance goals approved by the share owners, all of the Committee's judgments regarding executive compensation last year were primarily based upon the Committee's assessment of each executive officer's leadership performance and potential to enhance long-term share owner value rather than upon rigid guidelines or formulas, or short term changes in GE's stock price.

  Key factors affecting the Committee's judgments included the nature and scope of the executive officers' responsibilities, and their effectiveness in leading the Company's initiatives to increase customer value, productivity and growth, and creating a culture of unyielding integrity and compliance with applicable law and Company ethics policies. The Committee also considered the compensation practices and performances of other major corporations that are most likely to compete with the Company for the services of executive officers. Based upon all factors which it considered relevant, and in light of the Company's superior overall long-term performance and enormous opportunities, the Committee considered it appropriate, and in the best interest of the share owners, to set the overall level of the Company's salary, bonus and other incentive compensation awards above the average of companies in the comparison group in order to enable the Company to continue to attract, retain and motivate the highest level of executive leadership possible.

  Salary payments in 2001 were made to compensate ongoing performance throughout the year. Bonuses for 2001 were based upon the Committee's determination that the Company's 2001 financial results had exceeded performance goals previously established by the Committee and upon its judgment regarding the significance of each executive officer's contributions during 2001. The number of stock options granted to the Company's six most highly compensated executive officers, and the hypothetical potential value of the awards, are shown in the table on page 24. Each stock option permits the holder, generally for a period of ten years, to purchase one share of GE stock from the Company at the market price of GE stock on the date of grant. Stock options for executive officers normally become exercisable in two installments, the first half after three years and the other half after five years from the date of grant. The number of RSUs awarded in the last three years to the six most highly compensated executive officers, and their market value on the date granted, are shown in the table on page 21. In most cases, the restrictions on 25% of RSUs lapse three years after grant, an additional 25% lapse in seven years and the remaining 50% lapse at retirement. Stock options and RSUs provide strong incentives for continued superior performance because, under the terms of these awards, unexercised stock options and RSUs for which restrictions have not lapsed are forfeited if the executive officer is terminated by the Company for performance or voluntarily leaves the Company before retirement.

  The Committee's decisions concerning the specific 2001 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance, current salary, prior-year bonus and other compensation awards. As noted above, in all cases the Committee's specific decisions involving 2001 executive officer compensation were ultimately based upon the Committee's judgment about the individual executive officer's performance and potential future contributions, and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term share owner value.

.. Basis for Chief Executive Officer Compensation

For 2001, Mr. Immelt earned $6,250,000 in salary and bonus, as shown in the Summary Compensation Table on page 20. The Committee considered this level of payment appropriate in view of Mr. Immelt's effectiveness in assuming leadership of one of the world's most respected and successful companies in an unusually challenging global economic environment. In 2001, the Committee also granted Mr. Immelt 1,200,000 stock options, half of which will become exercisable in three years and half in five years. The primary basis for the Committee's determinations to grant such stock options was to provide a significant incentive for him to enhance long-term share owner value. The specific bases for the Committee's determinations regarding Mr. Immelt's compensation in 2001 included his role in leading the Company to record financial results during his first year of Company-wide leadership, and his commitment to shaping an agenda to enhance long-term share owner value by accelerating profitable growth, by increasing the Company's use of technology to create value for our customers, and by focusing the Company's quality and digitization initiatives on deepening customer relationships.

  Prior to his retirement in September 2001, Mr. Welch earned $16,075,000 in salary and bonus, as shown in the Summary Compensation Table on page 20. The Committee considered these payments warranted by Mr. Welch's unswerving commitment to transitioning responsibility for the Company to the next generation of leadership, and his passionate determination to position the Company for future growth. As reported in the last five Proxy Statements, the Board of Directors entered into an employment contract with Mr. Welch in 1996, which required him to serve as the Chairman and Chief Executive Officer of the Company until at least December 31, 2000, at the pleasure of the Board of Directors on terms no less favorable than his then current conditions of employment. In addition, after his retirement, the contract requires Mr. Welch, when requested by the Company's then current Chief Executive Officer, to be available for up to 30 days a year for the remainder of his lifetime to provide consulting services or to participate in external events or activities on behalf of the Company. In return for these commitments by Mr. Welch, the Board agreed to pay him, during the term of the consulting agreement, a daily consulting fee for the days he renders services based on his daily salary rate in the year prior to his retirement, the first five days of which will be paid in advance through an annual retainer, and to provide him continued lifetime access to Company facilities and services comparable to those which were made available to him by the Company just prior to his retirement.

.. Broad-Based Employee Stock Option Program

Nearly 40,000 employees below the executive officer level have been awarded one or more stock option grants under a broad-based stock option program initiated in 1989. This program is an increasingly vital element of the Company's drive to identify, develop and motivate the high-potential leaders who will sustain GE's outstanding performance far into the 21st century. It also reinforces in the Company the entrepreneurial environment and spirit of a small company by providing real incentives for these employees to sustain and enhance GE's long-term performance. The Committee believes that the superior performance of these individuals will contribute significantly to the Company's future success.

.. Compensation Committee Interlocks and Insider Participation

The Management Development and Compensation Committee is composed of the following non-employee directors: Andrew C. Sigler (Chairman), Silas S. Cathcart, Claudio X. Gonzalez, Kenneth G. Langone, Gertrude G. Michelson, Sam Nunn, Roger S. Penske and Frank H. T. Rhodes. Mr. Cathcart served as a member of the Committee from 1977 to 1987 and since 1992, and served as a director of GE since 1972, except for the period during 1987 to 1989 when he served as Chairman and CEO of Kidder, Peabody Group Inc., a former operating subsidiary of the Company.

The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Management Development and Compensation Committee during 2001:

     Andrew C. Sigler (Chairman)            Gertrude G. Michelson
     Silas S. Cathcart                      Sam Nunn
     Claudio X. Gonzalez                    Roger S. Penske
     Kenneth G. Langone                     Frank H. T. Rhodes

================================================================================
  SUMMARY COMPENSATION TABLE

                               Annual Compensation
----------------------------------------------------------------------------------------------------

Name and                                                                Other Annual    Total Annual
Principal Position                 Year     Salary       Bonus        Compensation/1/   Compensation
----------------------------------------------------------------------------------------------------

John F. Welch, Jr.                 2001    $ 3,375,000   $ 12,700,000       $ 171,772   $ 16,246,772
Retired Chairman of the Board      2000      4,000,000     12,700,000          54,019     16,754,019
and Chief Executive Officer        1999      3,325,000     10,000,000               -     13,325,000
Jeffrey R. Immelt                  2001    $ 2,750,000    $ 3,500,000       $ 137,954    $ 6,387,954
Chairman of the Board and          2000      1,000,000      2,500,000         103,340      3,603,340
Chief Executive Officer            1999        616,667      1,200,000         121,124      1,937,791
Dennis D. Dammerman                2001    $ 1,900,000    $ 4,200,000        $ 72,590    $ 6,172,590
Vice Chairman of the Board         2000      1,733,333      3,500,000               -      5,233,333
and Executive Officer              1999      1,400,000      2,800,000               -      4,200,000
Robert C. Wright                   2001    $ 2,000,000    $ 3,725,000        $ 58,849    $ 5,783,849
Vice Chairman of the Board         2000      1,766,667      3,100,000         153,991      5,020,658
and Executive Officer              1999      1,495,833      2,500,000         105,463      4,101,296
Benjamin W. Heineman, Jr.          2001    $ 1,250,000    $ 2,225,000        $ 51,163    $ 3,526,163
Senior Vice President,             2000      1,175,000      1,900,000          69,937      3,144,937
General Counsel and Secretary      1999      1,050,000      1,560,000          97,036      2,707,036
Gary L. Rogers                     2001    $ 1,391,304    $ 1,800,000       $ 130,330    $ 3,321,634
Vice Chairman of the Board         2000      1,116,667      1,500,000         165,792      2,782,459
and Executive Officer              1999        927,083      1,185,000         169,478      2,281,561
----------------------------------------------------------------------------------------------------

Notes:

/1/ This column includes the aggregate incremental cost to the Company of providing various reportable perquisites and personal benefits in 2001, including financial counseling in 2001 for Mr. Welch ($143,479), Mr. Immelt ($44,908), Mr. Dammerman ($57,619), Mr. Wright ($15,300) and Mr. Heineman ($21,240), and the use of a car for Mr. Heineman in 2001 ($16,150). It also includes personal use of Company aircraft in 2001 for Mr. Immelt ($83,200), Mr. Wright ($16,289), Mr. Heineman ($13,567), and for Mr. Rogers in 2001 ($114,342),
in 2000 ($150,985) and in 1999 ($155,245).

/2/ This column shows the market value of restricted stock unit (RSU) awards on date of grant. The Committee periodically grants restricted stock or RSUs to executives of the Company. The aggregate holdings and market value of restricted stock and RSUs held on December 31, 2001, by the individuals listed in this table, are: Mr. Welch, no shares or units; Mr. Immelt, 758,388 shares or units/$30,396,191; Mr. Dammerman, 1,286,620 shares or units/$51,567,729; Mr.
Wright, 1,470,383 shares or units/$58,932,950; Mr. Heineman, 662,023 shares or units/$26,533,881; and Mr. Rogers, 782,802 shares or units/$31,374,704. The restrictions on these shares and units lapse on a scheduled basis over the executive officer's career, or upon death, with the restrictions on 25% of the units generally scheduled to lapse three and seven years after the date of grant, and the restrictions on the remaining 50% scheduled to lapse at retirement. Regular quarterly dividends or dividend equivalents are paid on restricted stock and RSUs held by these individuals.

================================================================================

         Long-Term
        Compensation                                                All Other Compensation
--------------------------------------------------------------------------------------------------------
           Awards               Payouts         Payments
           ------               -------         Relating to   Earnings on   Value of
                     Number                     Employee      Deferred      Supplemental
     Restricted      of Stock   LTIP            Savings       Compen-       Life Insurance
     Stock Units/2/  Options    Payouts/3/      Plan/4/       sation/5/     Premiums/6/         Total
--------------------------------------------------------------------------------------------------------
                -          -               -     $ 340,375   $ 1,249,096     $ 1,056,859    $ 2,646,330
     $ 48,715,625  3,000,000               -       315,050       974,005       1,269,064      2,558,119
                -  1,875,000    $ 31,325,000       242,350       746,383          51,050      1,039,783
                -  1,200,000               -     $ 140,000   $    27,643     $    37,174    $   204,817
     $ 15,000,000    550,000               -        56,000        18,168          39,340        113,508
                -    375,000    $  4,233,333        36,500        13,152          25,075         74,727
                -  1,012,500               -     $ 127,750   $   161,212     $    17,738    $   306,700
     $ 13,093,750    550,000               -       109,650       107,696          26,444        243,790
                -    600,000    $  8,522,135        84,000        68,696          28,007        180,703
                -    750,000               -     $  70,050   $   230,966     $    17,768    $   318,784
     $ 10,475,000    400,000               -        61,850       149,649          28,698        240,197
                -    450,000    $ 10,258,333        52,400       103,573          48,035        204,008
                -    262,500               -     $  77,050   $   123,060     $    13,862    $   213,972
     $  2,095,000    150,000               -        68,425        90,165          22,462        181,052
                -    180,000    $  3,823,913        59,550        63,766          30,917        154,233
                -    525,000               -     $  74,950   $   106,019     $    11,792    $   192,761
     $  3,928,125    225,000               -        59,850        72,214          15,269        147,333
                -    270,000    $  3,920,340        50,800        63,961          21,768        136,529
--------------------------------------------------------------------------------------------------------

/3/ These amounts represent the dollar value of payouts pursuant to the long-term financial performance incentive awards granted in 1997. Half of the amounts were paid in RSUs which are subject to forfeiture if the named executive terminates employment within three years following payment for any reason other than disability, death or retirement.

/4/ These amounts represent Company payments of 3.5% of eligible pay made in connection with the Company's Savings and Security Program.

/5/ This compensation represents the difference between market interest rates determined pursuant to SEC rules and the 10% to 14% interest contingently credited by the Company on salary deferred by the executive officers under various salary deferral plans in effect between 1987 and 2001. Under all such plans, the executive officers generally must remain employed by the Company for at least four years following the deferrals, or retire after the full year of deferral, in order to obtain the stated interest rate.

/6/ This column includes the estimated dollar value of the Company's portion of insurance premium payments for supplemental split-dollar life insurance provided to Company officers. GE will recover all split-dollar premiums paid by it from the policies. The estimated value is calculated, in accordance with SEC rules, as if the 2001 premiums were advanced to the executive officers without interest until the time the Company expects to recover its premium payments.

================================================================================
FIVE-YEAR PERFORMANCE GRAPH: 1997 - 2001

Comparison of Five-Year Cumulative Total Return Among GE, S&P 500 and Dow Jones Industrial Average (DJIA)

The annual changes for the five-year period shown in the graph on this page are based on the assumption that $100 had been invested in GE stock and each index on December 31, 1996 (as required by SEC rules) and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the logarithmic scale of the graph represent the value that such investments would have had on December 31, 2001.


                                    [CHART]

                                    GE    DJIA  S&P 500
                            1996    100    100    100
                            1997    151    125    133
                            1998    213    148    171
                            1999    327    188    208
                            2000    308    179    189
                            2001    261    169    166





================================================================================
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

As discussed in the Compensation Committee Report beginning on page 16, stock options were granted in 2001 as incentives for future superior performance leading to increased share owner value. Each stock option permits the holder, generally for a period of ten years, to purchase one share of GE stock from the Company at the market price of GE stock on the date of grant. The relationship between the potential gains in share owner value and the stock options granted to employees in 2001 is illustrated in the examples set forth in the first table on page 24.

     That table shows, among other data, hypothetical potential gains from stock options granted in 2001 and the corresponding hypothetical potential gains in total share owner value. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the ten-year life of the stock options granted in 2001 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

     The stock options granted to Mr. Immelt in 2001, for example, would produce the aggregate pre-tax gain of $78,399,379 shown in the first table only if the Company's stock price rises to more than $113 per share before Mr. Immelt exercises the stock options. Based on the number of shares of GE stock outstanding at the end of 2001, such an increase in the Company's stock price would produce a corresponding aggregate pre-tax gain of more than $649,000,000,000 for the Company's share owners. In other words, Mr. Immelt's potential gain from stock options granted in 2001 would equal about one-hundredths of one percent (i.e., 0.01%) of the potential gain to all share owners resulting from the assumed future stock price increases.

     The second table on page 24 provides information on previously granted Stock Appreciation Rights (SARs) and stock options exercised by the six most highly compensated executive officers during 2001, as well as information on their SAR and stock option holdings at the end of 2001. In 1996, the Committee changed its practice and began granting stock options instead of SARs to executive officers and also replaced all outstanding SARs that had not become exercisable in 1996 with stock options. The replacement stock options have grant prices, forfeiture provisions, and vesting and expiration dates identical to the SARs they replaced in order to provide the same incentive values as the original SARs without increasing the economic benefit to any executive officer. SARs expire ten years after the date of grant and permit the executive officer to receive an amount of cash, before tax, equal to the difference between the grant price of the SAR (which is equal to the closing price of the Company's common stock on the date of grant) and the highest closing price of the Company's common stock during a ten-business-day period, beginning on the third business day following the public release of the Company's quarterly summary statement of sales and earnings in which the SAR is exercised.

===============================================================================
STOCK OPTIONS GRANTED IN 2001

                                                                       Potential Realizable Value
                                                                       at Assumed Annual Rates of
                                                                       Stock Price Appreciation
     Individual Grants                                                  for Ten-Year Grant Term
-------------------------------------------------------------------------------------------------------------------------
                                      % of
                                      Total
                             Number   Options   Exercise           At 0%          At 5%               At 10%
                             of       Granted   or Base    Expira- Annual         Annual              Annual
Name of                      Options  to All    Price      tion    Growth         Growth              Growth
Executive/Group              Granted  Employee  Per Share  Date    Rate           Rate                Rate
-------------------------------------------------------------------------------------------------------------------------
John F. Welch, Jr.                 0    NA      NA       NA         NA               NA                  NA

Jeffrey R. Immelt            800,000    1.3%    $ 43.75  7/26/11    0          $ 22,011,312            $ 55,780,986
                             400,000    0.7%    $ 35.48  9/26/11    0          $  8,925,273            $ 22,618,393

Dennis D. Dammerman          675,000    1.1%    $ 43.75  7/26/11    0          $ 18,572,044            $ 47,065,207
                             337,500    0.6%    $ 35.48  9/26/11    0          $  7,530,699            $ 19,084,269

Robert C. Wright             500,000    0.8%    $ 43.75  7/26/11    0          $ 13,757,070            $ 34,863,116
                             250,000    0.4%    $ 35.48  9/26/11    0          $  5,578,295            $ 14,136,496

Benjamin W. Heineman, Jr.    175,000    0.3%    $ 43.75  7/26/11    0          $  4,814,974            $ 12,202,091
                              87,500    0.1%    $ 35.48  9/26/11    0          $  1,952,403            $  4,947,773

Gary L. Rogers               350,000    0.6%    $ 43.75  7/26/11    0          $  9,629,949            $ 24,404,181
                             175,000    0.3%    $ 35.48  9/26/11    0          $  3,904,807            $  9,895,547
---------------------------
All share owners              NA         NA      NA        NA       0      $256,303,600,000/(2)/    $649,523,605,000/(2)/
All Optionees - % of       60,776,827   100%    $ 41.06    (1)      0      $  1,569,354,662         $  3,977,052,836
Total Share Owners'
   Value                      NA         NA      NA        NA      N/A                  0.6%                    0.6%
-------------------------------------------------------------------------------------------------------------------------

/1/ Options expire on various dates during the year 2011. Exercise price shown is an average of all grants.
/2/ Based on the number of shares outstanding at December 31, 2001.

===============================================================================
AGGREGATED SARs/STOCK OPTIONS EXERCISED
IN 2001, AND DECEMBER 31, 2001 SAR/OPTION VALUE

                      Exercised in 2001                        Unexercised at December 31, 2001
-----------------------------------------------------------------------------------------------------------------
                                                   Number of SARs/Options         Value of SARs/Options /1/
                            Number                 ----------------------         -------------------------
Name of                    of SARs/   $ Value                      Unexer-                          Unexer-
Executive                  Options    Realized    Exercisable      cisable       Exercisable        cisable
-----------------------------------------------------------------------------------------------------------------
John F. Welch, Jr.               0             0  13,685,000               0      $ 249,703,175      $         0

Jeffrey R. Immelt                0             0     926,000       2,350,000      $  24,395,293      $ 5,435,850

Dennis D. Dammerman        359,999   $12,414,343   1,159,999       2,530,000      $  28,348,028      $ 7,531,834

Robert C. Wright                 0             0   1,777,500       1,967,500      $  46,186,643      $ 7,109,199

Benjamin W. Heineman, Jr.        0             0   1,162,500         765,000      $  31,798,051      $ 3,180,096

Gary L. Rogers                   0             0   1,620,000       1,290,000      $  43,138,409      $ 5,173,857
-----------------------------------------------------------------------------------------------------------------

/1/ SAR and option values are based upon the difference between the grant prices of all SARs and options awarded in 2001 and prior years and the December 31, 2001, closing price for the Company's stock of $40.08 per share.

================================================================================
RETIREMENT BENEFITS

Employees are generally eligible to retire with unreduced benefits under Company retirement plans at age 60 or later, and with social security benefits at age 62 or later. The approximate annual retirement benefits provided under Company retirement plans and social security for GE employees in higher salary classifications retiring directly from the Company at age 62 or later are shown in the table below.

--------------------------------------------------------------------------------------------------
Estimated Total Annual Retirement Benefits Under the GE Pension Plan, the GE
Supplementary Pension Plan, the GE Excess Benefit Plan and Social Security

Earnings
credited for                                 Years of service at retirement
retirement       ---------------------------------------------------------------------------------
benefits               20             25                30                 35               40
--------------------------------------------------------------------------------------------------
   $ 2,000,000    $  711,366      $  885,229        $1,059,093        $ 1,200,000    $ 1,200,000
     3,000,000     1,061,366       1,322,729         1,584,093          1,800,000      1,800,000
     4,000,000     1,411,366       1,760,229         2,109,093          2,400,000      2,400,000
     5,000,000     1,761,366       2,197,729         2,634,093          3,000,000      3,000,000
     6,000,000     2,111,366       2,635,229         3,159,093          3,600,000      3,600,000
     8,000,000     2,811,366       3,510,229         4,209,093          4,800,000      4,800,000
    10,000,000     3,511,366       4,385,229         5,259,093          6,000,000      6,000,000
    12,000,000     4,211,366       5,260,229         6,309,093          7,200,000      7,200,000
    14,000,000     4,911,366       6,135,229         7,359,093          8,400,000      8,400,000
    16,000,000     5,611,366       7,010,229         8,409,093          9,600,000      9,600,000
    18,000,000     6,311,366       7,885,229         9,459,093         10,800,000     10,800,000

Note: The amounts shown above are applicable to employees retiring in 2002 at age 62.
--------------------------------------------------------------------------------------------------

     Amounts shown as "earnings credited for retirement benefits" in this table represent the average annual covered compensation paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 2001, covered compensation for the individuals named in the table on page 20 is the same as the total of their salary and bonus amounts shown in that table. As of February 15, 2002, the GE executive officers listed had the following years of credited service with the Company: Mr. Welch, 41 years; Mr. Immelt, 19 years; Mr. Dammerman, 34 years; Mr. Wright, 33 years; Mr. Heineman, 14 years; and Mr. Rogers, 36 years. The approximate annual retirement benefits provided under Company retirement plans are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.

================================================================================
INDEPENDENT AUDITORS FEES

In addition to retaining KPMG LLP to audit the consolidated financial statements for 2001, the Company and its affiliates retained KPMG and many other accounting and consulting firms to provide various advisory, auditing, and consulting services in 2001. GE understands the need for KPMG to maintain objectivity and independence in its audit of the Company's financial statements. Therefore, GE does not use KPMG for internal audit work, and only uses KPMG for non-audit work when it concludes that KPMG is the most appropriate provider of that service. GE's use of KPMG for non-audit services declined significantly in 2001. The Audit Committee annually evaluates whether the Company's use of KPMG for non-audit services is compatible with KPMG's independence. The aggregate fees billed for professional services by KPMG in 2001 for these various services were:

..    Audit Fees: $23.5 million for services rendered for the annual audit of the
     Company's consolidated financial statements for 2001 and the quarterly reviews of the financial statements included in the Company's Forms 10-Q;
..    Financial Information Systems Design and Implementation Fees: $2.1 million for services rendered in connection with the design or implementation of hardware or software for financial information systems; and
..    All Other Fees: $17.5 million for tax services; $13.8 million for non-financial statement audit services such as due diligence procedures associated with mergers and acquisitions, including the proposed Honeywell transaction; and $3.7 million for all other services.

GE managers make all management decisions with respect to its financial information systems, and are responsible for evaluating the adequacy of such systems and for establishing and maintaining the Company's system of internal accounting controls.

================================================================================
AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the Committee) is comprised of the nine directors named below. Each member of the Committee is an independent director as defined by New York Stock Exchange rules. The Committee has adopted a written charter which has been approved by the Board of Directors. The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. KPMG LLP, the Company's independent auditor for 2001, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 Communication With Audit Committees). KPMG has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with KPMG that firm's independence. The Committee also concluded that KPMG's provision of non-audit services, including financial information systems design and implementation services, to GE and its affiliates is compatible with KPMG's independence.

     Based on the considerations referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2001 and that KPMG be appointed independent auditors for the Company for 2002. The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

     Claudio X. Gonzalez (Chairman)                    Roger S. Penske
     Silas S. Cathcart                                 Frank H.T. Rhodes
     Ann M. Fudge                                      Andrew C. Sigler
     Scott G. McNealy                                  Douglas A. Warner III
     Gertrude G. Michelson

================================================================================
.. APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG LLP were the Independent Auditors for the Company for the year ended December 31, 2001. The Firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to share owner approval, the Board of Directors has appointed this Firm as the Company's Independent Auditors for the year 2002.

     Representatives of the Firm are expected to attend the 2002 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate share owner questions.

Your Board of Directors recommends a vote FOR the following proposal:

Resolved that the appointment by the Board of Directors of the Firm of KPMG LLP, Stamford Square, Stamford, Connecticut, as Independent Auditors for the Company for the year 2002 is hereby approved.

================================================================================
.. PROPOSAL TO APPROVE MATERIAL TERMS OF EXECUTIVE OFFICER PERFORMANCE GOALS

Introduction. United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of their five most highly paid executive officers unless such payments are "performance-based" as defined in the tax laws. One of the requirements for compensation to be performance-based under those laws is that the Company must obtain share owner approval every five years of the material terms of performance goals for such compensation. In accordance with Internal Revenue Service rules, the material terms which the share owners approve constitute the framework within which the Management Development and Compensation Committee (the Committee) would set the actual performance goals. Under the tax rules, the Committee must be comprised solely of two or more outside directors. At the 1997 Annual Meeting, the share owners approved the material terms of performance goals to be used by the Committee for awarding specified executive compensation from the date of that meeting until the date of the 2002 Annual Meeting.
     In this proposal, to enable the Company to continue to receive tax deductions for such executive compensation awarded until the 2007 Annual Meeting, the Board is requesting share owner approval of the material terms of performance goals - the framework for the Committee's specific actions and awards - for three specified forms of compensation to be awarded to executive officers of the Company during the next five years. The three forms of executive compensation are: (1) annual bonuses under the GE Incentive Compensation Plan (the IC Plan); (2) Restricted Stock Units (RSUs) granted under the 1990 GE Long-Term Incentive Plan (the 1990 Plan); and (3) long-term performance awards granted under the 1990 Plan. The framework to be approved by the share owners is set forth in the next section. Following that section is background material, as required by SEC rules, summarizing the key terms of these awards, and the material features of the plans under which these awards are granted. If approved by the share owners, this proposed framework of the material terms of performance goals would enable the Company to continue to receive tax deductions for these forms of compensation awarded to executive officers of the Company until the 2007 Annual Meeting.

Proposal: Approve the Material Terms of the Performance Goals. As defined in the tax rules, the following are the material terms of performance goals which share owners must approve if the Company is to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1 million: (i) the group of employees whose compensation would be subject to the performance goals, which is described in the next paragraph; (ii) the business measurements on which each of the performance goals is based, which are described in the second paragraph below;

and (iii) the maximum amounts payable to any executive officer under each performance goal, which are described in the third paragraph below.

     The group of employees whose compensation would be subject to the performance goals would be all of the Company's executive officers, as defined in SEC rules. Currently, the Company has 22 executive officers. The executive officers are listed annually in our Form 10-K filed with the SEC. Although the tax laws only limit deductibility for compensation paid to the five most highly paid executive officers, the performance goals will be applied to all executive officers in the event that one or more of them should become one of the five most highly compensated during the five-year period covered by this proposal.

     The business measurement upon which the performance goal for annual bonuses under the IC Plan would be based will be the Company's annual net earnings as determined under generally accepted accounting principles (GAAP), adjusted to remove the effect under GAAP of unusual events (adjusted net earnings). The performance goal for awards of RSUs granted under the 1990 Plan would also be based upon the Company's annual adjusted net earnings. The performance goal for the payment of long-term performance awards granted under the 1990 Plan to corporate executive officers would be based upon one or more of the following business measurements: the Company's earnings per share, return on total capital, cash flow, and operating margin rate. The performance goals for executive officers assigned to specific business units other than GE Capital Services would be based on the earnings growth, operating margin rate, working capital turnover, and inventory or receivable turnover of that unit for the performance period, or a combination of those measurements. For executive officers assigned to GE Capital Services, the goals would be based upon that unit's return on equity and net earnings growth during the period. All of the measurements described above for long-term performance awards would be subject to adjustment by the Committee to remove the effect of unusual events.

     The maximum amounts payable to any executive officer under each performance goal would be: (i) the amount of any annual bonus paid to any executive officer under the IC Plan for any year could not exceed one-tenth of one percent of the Company's adjusted net earnings for such year; (ii) no more than 1,200,000 RSUs could be granted under the 1990 Plan to any executive officer during any three-year period, although this number would be adjusted in the event of a stock split, stock dividend, or other change in corporate structure; and (iii) the maximum fair market value of payments to any executive officer under long-term performance awards granted under the 1990 Plan could not exceed one-tenth of one percent of the Company's aggregate adjusted net earnings during the performance period.

     The Committee has established business measurements and maximum amounts that it considers to be appropriate in light of foreseeable contingencies and future business conditions. If approved by the share owners, this proposal would not limit the Company's right to award or pay other forms of compensation (including, but not limited to, salary, or other stock-based awards under the 1990 Plan) to the Company's executive officers, regardless of whether or not the performance goals for annual bonuses, RSUs, or long-term performance awards in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible. The key terms of the three forms of performance-based compensation covered in this proposal, and the plans under which they are paid or awarded, are described below.

Background: Terms of Awards and Plans. As noted above, and as required by SEC rules, the following sections describe both the general terms of the awards that will be subject to the performance goals and the material features of the plans under which the awards are granted.

     Annual Bonuses and Material Features of the IC Plan. Annual bonuses for members of management and other key employees of the Company and its affiliates, other than GE Capital Services which maintains separate bonus plans appropriate to its business, are determined and paid under the IC Plan. This plan authorizes the Board to appropriate to an incentive compensation reserve (the IC Reserve) each year up to 10% of the amount by which the Company's consolidated net earnings exceed 5% of the Company's average consolidated capital investment, each as defined in the IC Plan. Any amount in the IC Reserve not paid to participants in a given year may be carried forward and paid in subsequent years. The IC Plan is administered by the Committee. The Committee selects employees eligible to participate in the IC Plan, provided that at least one-half of one percent of the total number of employees in the Company and its consolidated affiliates must be designated to participate each year. Currently, about 2,500 employees are eligible for and received bonuses for 2001 under the IC Plan.

     Each year, the Committee determines the amount of the IC Reserve and the total amount to be paid to participants. The Committee also determines the specific annual bonus for each officer of the Company. In the case of executive officers, that amount has been, and if this proposal is approved would continue to be, a percentage of annual net earnings, subject to certain adjustments specified by the Committee in writing, and would also be subject to a maximum annual limit discussed above. Bonuses are paid as soon as practicable following these determinations, except that the Committee may require deferral of, or may permit a participant to elect to defer, all or part of his or her bonus. The Committee may pay out deferred bonuses in cash or in such other manner as the Committee may specify, including in shares. In recent years, all payouts of deferred amounts, including those relating to stock units, have been in cash. Non-deferred payments may be made in cash, or in shares of Company common stock valued at their then fair market value, or in other securities.

     Share owner approval must be obtained for any amendment to the IC Plan that would increase the amount which may be appropriated to the IC Reserve. Otherwise, the Board may amend, suspend, or terminate the IC Plan, including amending the plan in a way that might increase the Company's costs. Stock units under the IC Plan are subject to adjustment in the event of a stock split, stock dividend, or other change in corporate structure. The amounts paid to the named executive officers for 2001 under the IC Plan are disclosed in the column labeled Bonus in the Summary Compensation Table on page 20. For 2001, all executive officers as a group and all employees other than executive officers as a group were paid a total of $40.5 million and $180.4 million, respectively, in bonuses under the IC Plan. The amount of bonuses to be paid to IC Plan participants for 2002 if this proposal is approved cannot presently be determined.

     Restricted Stock Units Under the 1990 Plan. If this proposal is approved, RSUs would be awarded based upon achievement of a pre-established performance goal for adjusted net earnings, as discussed above. Each RSU gives the executive officer the right to receive a share of GE stock, or an equivalent cash payment, and is subject to a risk of forfeiture upon certain kinds of employment terminations during a restricted period specified by the Committee when the RSU is granted. Although the Committee would have discretion to vary the forfeiture conditions of RSUs granted upon achievement of the performance goal, RSUs previously granted by the Committee generally provide for forfeiture if the executive officer is terminated by the Company or voluntarily leaves the Company before retirement, with this risk of forfeiture lapsing as to 25% of RSUs three years after grant, as to an additional 25% seven years after grant, and as to the remaining 50% at retirement. Each RSU also provides quarterly cash payments equal to the amount of dividends paid on GE stock. RSUs are non-transferable. The last sales price of the Company's stock on February 15, 2002 was $37.11 as reported on the Consolidated Tape of New York Stock Exchange Listed Securities. The number of RSUs to be awarded following the 2002 Annual Meeting under the 1990 Plan if this proposal is approved cannot presently be determined.

     Long-Term Performance Awards Under the 1990 Plan. The proposed performance goals also relate to long-term performance awards to be made to executive officers under the 1990 Plan. These long-term performance awards generally represent rights valued as determined by the Committee and payable to the executive officer upon achievement of specified performance goals during a specified performance period of greater than one year. Under a long-term performance award, the Committee will first determine, after the end of the performance period, whether the executive officer has become entitled to a payment of his or her performance award. If so, the Committee will determine whether that payment will be paid in cash, shares of stock, or crediting of stock units, and whether such stock units would be payable in cash or stock. The Committee may also permit the participant to elect the form of payment for all or a portion of the award. The amount payable for long-term performance awards that may be granted under the 1990 Plan if this proposal is approved cannot presently be determined.

     Material Features of the 1990 Plan. The 1990 Plan, which was most recently approved by the share owners at the 1997 Annual Meeting, authorizes the granting of various awards until May 1, 2007 to the approximately 183,000 salaried employees of the Company and its subsidiaries and affiliates in which the Company has a significant equity interest. The 1990 Plan permits the granting of: (1) stock options, including incentive stock options entitling the optionee to favorable tax treatment under Section 421 and 422 of the Internal Revenue Code of 1986 (ISOs), (2) stock appreciation rights (SARs), (3) restricted stock and restricted stock units (RSUs), (4) performance awards, (5) dividend equivalents, and (6) other awards valued in whole or in part by reference to or otherwise based on Company common stock, which are called "other stock-based awards." The general terms of stock options and SARs are described on pages 22-23. RSUs and performance awards are generally described above in this proposal. Dividend equivalents granted to participants represent a right to receive payments equivalent to dividends or interest with respect to a specified number of shares. "Other stock-based awards" are awards for which the Committee establishes virtually all terms and conditions. The Committee has not granted any "other stock-based awards." Nothing contained in the 1990 Plan prevents the Company or any affiliate from adopting or continuing in effect other or additional compensation arrangements.

     The 1990 Plan is administered by the Committee, which may select eligible employees to whom awards are granted; determine the types of awards to be granted and the number of shares covered by such awards; set the terms and conditions of such awards; and cancel, suspend, and amend awards. Awards may provide that upon exercise the participant will receive cash, stock, other securities, other awards, other property, or any combination thereof, as the Committee shall determine. The Committee's determinations and interpretations under the 1990 Plan will be binding on all interested parties. Awards generally are granted for no cash consideration, and are generally non-transferable except upon the death of a participant. Awards, primarily stock options, have been granted to a total of approximately 40,000 employees under the 1990 Plan in recent years. The Committee has no current plan to significantly change the number of employees receiving grants under the 1990 Plan.

     The exercise price per share of stock purchasable under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award shall not be less than 100% of the fair market value of the stock or other security on the date of the grant of such option, SAR, or other stock-based award. However, if the Committee so determines, in the case of certain awards retroactively granted in tandem with or in substitution for other awards under the 1990 Plan or for any outstanding awards granted under any other plan of the Company, the exercise, grant or purchase price may be the price on the date of grant of such other awards. The Board may amend, alter, or discontinue the 1990 Plan at any time, including amending it in ways that might increase the cost to the Company, provided that share owner approval must generally be obtained for any amendment that would increase the number of shares available for awards or that would permit the granting of options, SARs, or other stock-based awards encompassing rights to purchase shares at prices below fair market value at the time of the award.

     Subject to adjustment as described below, ninety-five one hundredths of one percent (0.95%) of the issued shares of the Company's common stock includ-ing treasury shares as of the first day of each calendar year (including any partial year) during which the 1990 Plan is in effect shall become available for granting awards in such year. Based on the number of such shares issued on January 1, 2002, an additional 105,879,512 shares became available for awards in 2002. Under the 1990 Plan, all shares available for granting awards in any year that are not used will be available for use in subsequent years. In the event of a stock split, stock dividend, or other change in corporate structure, the Committee may adjust the number and type of shares which may be made the subject of new awards or are then subject to outstanding awards and other award terms. The Committee is also authorized, for similar purposes, to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or of changes in applicable laws, regulations, or accounting principles. The awards that may be granted under the 1990 Plan following the 2002 Annual Meeting cannot presently be determined.

Conclusion. In summary, if the share owners approve this proposal, the material terms of the performance goals described above will constitute the framework within which the Committee will set specific performance goals for the three forms of compensation also described above to be awarded to executive officers of the Company between the dates of the 2002 and 2007 Annual Meetings, and therefore preserve the Company's ability to obtain tax deductions for such compensation.

Your Board of Directors therefore recommends a vote FOR the proposal to approve the material terms of executive officer performance goals.

================================================================================
SHARE OWNER PROPOSALS

Some of the following share owner proposals contain assertions about GE that, in the judgment of the Board, are incorrect. Rather than refuting all these inaccuracies, however, your Board has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Share holdings of the various share owner proponents and, where applicable, names and addresses of filers and co-filers, will be supplied upon oral or written request to GE.

.. Share Owner Proposal No. 1

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, has notified GE that she intends to present the following proposal at this year's meeting:

     "Resolved: That the stockholders of General Electric, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     "Reasons: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 1,796,777,095 shares, representing approximately 30.5% of shares voting, voted FOR this proposal.

     "If you agree, please mark your proxy FOR this resolution."

Your Board of Directors recommends a vote AGAINST this proposal.

     Like most major corporations, GE provides that each share of common stock shall be entitled to one vote for each nominee for director. This procedure ensures that each director is elected by share owners representing a majority of all shares voted. It has served the Company well. The proposal would alter this procedure in a way that could permit share owners representing less than a majority of all shares to elect a director. Because each director oversees the management of the Company for the benefit of all share owners, your Board believes that changing the current voting procedure would not be in the best interests of all share owners and therefore recommends a vote against the proposal.

.. Share Owner Proposal No. 2

Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, CA 94111-1024, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

     "Whereas: The Environmental Protection Agency has stated that electricity generation is responsible for 40% of man-made carbon dioxide, the leading greenhouse gas, as well as 25% of nitrous oxides, 67% of sulfur dioxide, and

34% of mercury emitted annually nationwide. (2000)

     "The Intergovernmental Panel on Climate Change has found `new and stronger evidence that most of the warming observed over the last 50 years is attributed to human activity.' (IPCC, 2001)

     "Growing evidence indicates that environmental damage from fossil fuel burning will be major and worldwide. Threats to human health and habitats include (IPCC, 2001):

     - widespread increase in the risk of floods inundating the homes of tens of millions of people, resulting in an increased drowning, disease and, in developing countries, hunger and malnutrition;
     - increases, in some geographic areas, in droughts, floods, landslides, intense storms, heat waves and incidences of water-borne (cholera) and vector-borne diseases (malaria); and
     - irreversible damage to vulnerable ecosystems, with increased risk of extinction of some more vulnerable species and a loss biodiversity.

     "In July 2001, 178 nations signed the Bonn agreement, requiring industrialized nations to reduce greenhouse emissions to 5.2% less than 1990 levels, by 2008. (Wall Street Journal, 7/24/01)

     "Companies with top-rated environmental records are faring significantly better financially than those with worse records. From 1997-2000, they had 3.53% higher annual returns on investment than a broader universe of companies and 7.80% higher annual returns than companies with low-rated environmental records. (QED International, 2001) Between 1998-2000, `the stock price of the more environmentally friendly top half outperformed the bottom half by ... 17.2% in U.S. petroleum and 12.4% in U.S. electric utilities.' (Barrons, 8/6/01)

     "Addressing the President, 39 top religious leaders have written, `... global warming is a scientific fact ... More investment in renewable energy and fuel efficiency is now a moral imperative, especially because these are technologically feasible and economically viable.' (National Council of Churches, 5/21/01)

     "We believe that good stewardship of our resources requires that we reduce polluting emissions when possible and prudent.

     "Resolved: that the Board of Directors report (at reasonable cost and omitting proprietary information), to shareholders on the greenhouse gas emissions from our company's own operations and products sold, including: steps the company can take to reduce emissions of greenhouse gases substantially; recommendations for steps the appliance manufacturing industry can take to collectively reduce emissions of greenhouse gases substantially, and plans, if any, to support energy-efficient appliance standards.

     "Supporting Statement: The Intergovernmental Panel on Climate Change has found that the world must reduce its carbon fuel emissions significantly to re-stabilize the climate. We believe this will require the Company's support of
(a) increasing energy-efficient appliance standards; (b) asking DOE not to roll back the increased federal energy-efficiency standard; and (c) strong energy codes for residential and commercial buildings."

Your Board of Directors recommends a vote AGAINST this proposal.

     GE is a leader in developing and implementing energy efficient, emission reducing technologies in its products and its facilities. GE's gas turbines are one of the most environmentally friendly means of generating electricity. A number of GE products have qualified for U.S. government EPA/DOE Energy Star ratings, including refrigerators and other appliances, lighting products for home and office, and utility, commercial and industrial transformers. Because GE is already addressing the issues raised in this proposal, and energy efficiency is a key goal of GE products and GE operations, your Board does not believe that creating the type of report requested by the proponents would help GE reduce its emissions or improve its environmental performance. Therefore, your Board recommends a vote against this proposal.


.. Share Owner Proposal No. 3

GE Stockholders' Alliance, P.O. Box 754, Fair Oaks, CA 95628-0754, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

     "Whereas the excessive financial and environmental cost and risk of nuclear power has led Germany, Sweden and the Netherlands to abandon it for their future, and move to renewable energy instead, and these countries combined own nearly 1/3 of western European reactors;

     "Whereas growing threats of terrorism make new reactor sales more unlikely and dangerous, and the next generation of 'advanced' helium-cooled pebble-bed reactors pose significant new security risks;

     "Whereas Moody's average bond ratings for utilities with significant nuclear investments have been significantly lower than for utilities with no nuclear investments;

     "Whereas premature aging of core and containment systems from radiation exposure and corrosion, and other technical flaws, make necessary extensive retrofits of GE's reactors; continued operation of these reactors could result in a catastrophic accident, exposing GE to financial risk, and exposing workers and the public to potential great harm;

     "Whereas GE-Nuclear Energy brings in only about 1.25% of the Company's revenues:

     "Whereas each 1000 megawatt reactor generates enough plutonium each year for 40 nuclear bombs;

     "Whereas mitigating global warming would require one nuclear reactor to go on line every three days for the next 40 years, adding more radioactive waste with no safe disposal technology or location, and siphoning off trillions of dollars that could be used for clean, safe, renewable energy -- the REAL solution to global warming:

     "Therefore Be It Resolved that the Shareholders request Management to prepare a report for Shareholders within four months, to examine: (1) the feasibility of implementing the phased withdrawal of GE from promotion and production of new nuclear power reactors and (2) the facilitation of expedited decommissioning of GE reactors currently on line. That report should include an evaluation of the economic, ethical, environmental, national security, nuclear weapons proliferation and public health impacts from GE's continuing participation in nuclear power.

     "Supporting Statement: It has been nearly 30 years since an order was placed (and not subsequently canceled) for a U.S. nuclear power plant, and over 300 American-made reactors of all types, including for research and the military, have already been shut down. Nuclear power is declining worldwide.

     "While GE should service reactors as long as they are in use, we believe GE should also (1) assist customers in phasing out nuclear operations, and retrofitting current nuclear power plants to run on alternative fuels, such as natural gas; (2) direct the expertise of GE's nuclear engineers toward the permanent isolation of radioactive waste from the biosphere; and (3) develop and promote renewables such as wind and solar power, a fast-growing energy sector with a promising future.

     "GE's commitment to a declining industry with growing risk is contrary to the interests of GE shareholders and the public. The requested report will assist shareholders and management in bringing GE to a high moral ground of corporate responsibility and leadership in energy production, global security and the environment. We urge your supporting vote."

Your Board of Directors recommends a vote AGAINST this proposal.

     Nuclear power makes a significant contribution to meeting the world's demand for electricity. In 2001, approximately 17% of the world's electricity was generated from commercial nuclear plants. The Nuclear Regulatory Commission in the United States and similar regulatory bodies in other countries have the ongoing responsibility to ensure that nuclear facilities operate safely.

     The major focus of GE's profitable nuclear business today is to provide nuclear fuel and plant support services with the aim of enhancing safe and efficient utility operations. These products and services should be available to utility customers throughout the world who need and want them. Your Board believes it is also appropriate for GE to participate in the development of advanced designs for nuclear generating plants for sale, under appropriate conditions and safeguards, to utility customers in areas of the world where a mix of technologies will be necessary to supply a growing and balanced need for electrical generating capacity. Therefore, your Board recommends a vote against this proposal.

.. Share Owner Proposal No. 4

The Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, NJ 07860, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

     "Whereas: General Electric disposed of at least 1.3 million pounds of PCBs (polychlorinated biphenyls) into the Hudson River. An additional large amount seeped beneath GE plants in Fort Edward and Hudson Falls, NY, some of which is currently discharging into the Hudson River. The Environmental Protection Agency designated 200 miles of the Hudson River as a Superfund site in 1984. In February 1976, a state Department of Conservation Hearing Officer, in a case against GE, described GE's actions as `corporate abuse' and found that the record `overwhelmingly' demonstrated that GE violated NY State law by discharging large quantities of PCBs into the Hudson River.

     "The federal government regulates PCBs as a known animal carcinogen and probable human carcinogen. Additional independent evidence indicates that PCBs may affect the immune and reproductive systems, cause endocrine disruption and have neurological effects.

     "Sampling by the state and federal agencies has determined that PCB concentrations in the Upper Hudson sediments range as high as 40 times the state standard. EPA determined in 1999 that the health risk from eating
PCB-contaminated fish from the Upper Hudson exceeds the EPA protective level by 1000 times.

     "Despite repeated government and other studies determining that PCBs are a serious threat, GE engages in extensive public relations efforts, suggesting that `there is no credible evidence that PCBs in the Hudson River pose a risk to people or wildlife' (GE spokesman Mark Behan, EPA Reports Dangers in Eating Fish From Upper Hudson River, Associated Press, 8/4/99).

     "Despite the EPA's decision that a ROD (Record of Decision) will be issued and the Hudson River must undergo an extensive clean up, GE continues to engage in extensive public relations and lobbying efforts to dilute this plan. We believe these efforts tarnish GE's credibility and delay the cleanups.

     "Resolved: Shareholders request the Board of Directors to report by August 1, 2002, at reasonable cost and excluding confidential information, its annual expenditures by category and specific site (where applicable) for each year from 1990-2001, on attorney's fees, expert fees, lobbying, and public relations/media expenses, relating in any way to the health and environmental consequences of PCB exposures, GE's remediation of sites contaminated by PCBs, and/or hazardous substance laws and regulations, as well as expenditures on actual remediation of PCB contaminated sites.

     "Statement Of Support: This resolution has been sponsored by dozens of religious, public and private pension funds. It is long overdue that our company put aside its defense of actions from years ago and finally cooperate with the Federal and State agencies to clean up the contamination. The EPA plan to clean up the Hudson River is a needed step in helping to restore the health of the River, the fishing and tourist industries, and the natural and human health of all life in the Hudson River Bioregion. This is a critical moment in the history of GE to step out as a social and environmentally responsible company."

Your Board of Directors recommends a vote AGAINST this proposal.

     GE has undertaken substantial efforts to remediate the effects of past waste disposal, to comply with current standards of environmental protection and worker safety, and to prevent future environmental harm. Moreover, GE is accountable to many units and levels of government, both in the United States and in other nations, for sound environmental practices. As part of this accountability, GE complies with governmental reporting requirements regarding environmental matters. In addition, GE has reached voluntary agreements with government on its remediation responsibility at the great majority of sites which are in the remedial phase and is in discussions on others. Under these circumstances - a substantial Company program and regulatory requirements of localities, states, the federal government and other nations - your Board does not believe that creating the type of report requested by the proponents would help the Company improve its environmental performance. Therefore, your Board recommends a vote against this proposal.

.. Share Owner Proposal No. 5

John Chevedden, on behalf of Mr. Chris Rossi, P. O. Box 249, Boonville, CA 94545, has notified GE that he intends to submit the following proposal at this year's meeting:

"Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

     "The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently our board can adopt a poison pill and or redeem a current poison pill and adopt a new poison pill: 1) at any time; 2) in a short period of time; 3) without shareholder approval.

     "Negative Effects of Poison Pills on Shareholder Value: A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits. Source: Office of the Chief Economist, Securities and Exchange Commission, The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986.

     "Additional Support for this Proposal Topic: Pills adversely affect shareholder value. Power and Accountability, Nell Minow and Robert Monks, source: www.thecorporatelibrary.com/power. The Council of Institutional Investors, www.ciiorg/ciicentral/policies.htm & www.cii.org, recommends shareholder approval of all poison pills.

     "Institutional Investor Support for Shareholder Vote: Many Institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

     "Institutional Investor Support Is High-Caliber Support: This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major com-panies in 2000 (Percentage based on yes-no votes). Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

     "Shareholder Vote Precedent Set by Other Companies: In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

     "68% Vote at a Major Company: This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal which has further information on poison pills, is available at The Corporate Library website: www.thecorporatelibrary.com. At this URL page:http://asp.thecorporatelibrary.net/proposals / F
Fulltext.aspCompany10=10563&Resolution_ID=515&ProxySeason=2001

     "In the interest of shareholder value vote YES: shareholder vote on poison pills. YES on 5."

Your Board of Directors recommends a vote AGAINST this proposal.

     In this proposal, the term "poison pill" refers to the type of shareholder rights plan that some companies adopt to make a hostile takeover of the company more difficult. GE does not have a poison pill; GE has never had a poison pill; and your Board has no intention of adopting a poison pill. The proposal requests that the Board seek shareholder approval prior to adopting any poison pill. Because a hostile takeover of a company the size of GE is unrealistic, and because your Board has no intention of adopting a poison pill, your Board recommends a vote against this proposal.

.. Share Owner Proposal No. 6

The Communications Workers of America Pension Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797 has notified GE that it intends to submit the following proposal at this year's meeting:

     "Resolved that the stockholders request that the Board of Directors take the steps necessary to adopt a policy that future executive compensation will be determined without regard to any pension fund income, so that the compensation of senior executives will be more closely linked to their performance in managing the business.

     "Supporting Statement: Accounting rules require the Company to include gains on the assets in its pension fund in calculations of income, even though no money is transferred to the Company. This distorts the principle of pay for performance because the Company relies on net earnings and earnings growth in determining the compensation of executives.

     "GE reported $1.7 billion in pension income in 2000. According to a recent study by Credit Suisse First Boston (CSFB), this is the second largest amount reported of all companies in the S&P 500. This pension income amounted to 9.4% of GE's reported pre-tax income for the year.

     "While the impact of earnings calculations may vary, GE's top five executives

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

were given cash bonus awards of $23.7 million in 2000. They were given restricted stock units worth $89 million. They were given long-term incentive awards contingent on financial performance over a three year period, and were paid $58 million pursuant to the contingent awards that were made in 1997. In addition, they were given options with a potentially realizable value of $422 million if future earnings permit GE stock to appreciate at an annual rate of 10 percent over the option term.

     "Executive compensation ought to be based on performance. It should not be distorted by `pension income,' because that item of income does not represent money the Company has actually received, and does not reflect the operational performance of either the Company or its executives.

     "As Business Week reported on August 13, 2001, when companies `are inflating earnings with income from pension plan assets, ... their [reported] results look better than what's really happening with their business.' For this reason, a Morgan Stanley Dean Witter report declares that `net gains from pension assets do not deserve the same valuation ... as true operating income.'

     "A related concern, according to The Wall Street Journal (June 25, 2001), is the possibility `that companies can use pension accounting to manage their earnings by changing assumptions to boost the amount of pension income that can be factored into operating income.' According to Business Week, `Companies can not only play around with the expected rate of return on assets but also with the value of the assets themselves.' They can also boost pension income at the expense of employees and retirees by reducing anticipated benefits or withholding improved benefits.

     "CSFB identifies several companies that `increased their expected rates of return on plan assets in 2000 even though their actual returns on plan assets declined.' While such increases may well be an appropriate exercise of discretion, the proposed policy would reduce any temptation that senior executives may have to `use pension accounting to manage earnings' for the purpose of increasing their own compensation."

Your Board of Directors recommends a vote AGAINST this proposal.

     This proposal requests the Board to make future executive compensation determinations without regard to reported pension fund income, purportedly to link more closely executive compensation to business performance. As discussed in the Compensation Committee Report at pages 16-19, executive compensation is already closely linked to the performance of internal business units and to the appreciation of GE stock - which in turn is linked to GE's overall business performance. Because your Board believes that senior executive compensation is already closely linked to business performance, and therefore to the long-term interests of the share owners, your Board believes this proposal is unnecessary and recommends a vote against the proposal.

.. Share Owner Proposal No. 7

The Amalgamated Bank LongView Collective Investment Fund, 15 Union Square, New York, NY 10003-3378, has notified GE that it intends to submit the following proposal at this year's meeting:

     "Resolved: The shareholders of General Electric Company ('GE' or the 'Company') urge the Board of Directors to adopt a policy that some portion of future stock option grants to senior executives shall be performance-based. 'Performance-based' stock options are defined as 1) indexed options, whose exercise price is linked to an industry index; 2) premium-priced stock options, whose exercise price is above the market price on the grant date; or 3) performance-vesting options, which vest when the market price of the stock exceeds a specific target.

     "Supporting Statement: As shareholders, we support compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value. GE presently uses some performance-based parameters in awarding stock options, but they are neither indexed to a peer group nor 'premium-priced.' We believe that current policies are deficient in that respect.

     "The 2000 pay award to former Chairman John F. Welch, Jr. illustrates the need for clearer standards. Mr. Welch received a raise in each of the following categories: salary and bonus, stock options, long-term compensation and 'other' compensation. His total compensation for 2000 was estimated to have been at least $125 million, and his share of the total stock options granted to GE employees increased from 3.7% in 1999 to 6.5% in 2000.

"Executive compensation expert Graef Crystal calculates that Mr. Welch's pay for 2000 increased 80% over 1999, even though the value of GE stock declined 6% during 2000. Prior to 2000 the Board's Compensation Committee justified Mr. Welch's compensation by citing aggregate increases in total shareholder value throughout his tenure. To the extent that the Board was using aggregate growth in market capitalization, however, it is difficult to square an 80% pay hike with a 6% loss of shareholder value. Moreover, Mr. Welch's stock options were not indexed to relative performance, only absolute performance.

     "Although Mr. Crystal credits Mr. Welch's pay levels during his entire tenure as 'outstanding,' this recent experience indicates the need for more consistent standards with a greater emphasis on performance-based compensation.

     "In our view, standard stock options give windfalls to executives who are lucky enough to hold them during a bull market and penalize executives who hold them during a bear market. Investors and market observers, including Warren Buffett, Alan Greenspan and Al Rappaport, criticize standard options on the ground that they inappropriately reward mediocre or poor performance. Mr. Buffett has characterized standard stock option plans as 'really a royalty on the passage of time,' and all three favor the use of indexed options.

     "Performance-based options tie compensation more closely to company performance, not the stock market. Premium-priced and performance-vesting options encourage senior executives to set and meet ambitious but realistic performance targets. Indexed options may have the added benefit of discouraging repricing in the event of an industry downturn.

     "We urge shareholders to vote FOR this proposal."

Your Board of Directors recommends a vote AGAINST this proposal.

     This proposal urges the Board to adopt a policy that some portion of future stock option grants to senior executives shall be "performance-based," which it defines as indexed options, where the exercise price is linked to an industry index; premium-priced stock options, where the exercise price is above the market price on the grant date; or performance-vesting options, which vest when the market price of the stock exceeds a specific target. Very few major companies use any of these forms of so called "performance-based" options. The Management Development and Compensation Committee of GE's Board, which consists entirely of non-employee directors, has granted stock options to nearly 40,000 employees to provide an incentive for superior performance leading to long-term increased shareowner value. Each option permits the employee, generally for a period of ten years, to buy a share of GE stock from the Company at the price of GE stock on the day the option is granted. These stock options, which generally do not vest until 3 and 5 years after grant, are inherently performance-based, because their value is directly linked to the price of GE stock over time and thus reflects the fundamental performance of the Company. Because the value of GE stock options is already directly linked to the price of GE stock, and therefore to share owner value, your Board believes the proposal is unnecessary, and recommends a vote against it.

.. Share Owner Proposal No. 8

The Teamsters Affiliates Pension Plan, 25 Louisiana Ave., N.W., Washington, D.C. 20001, has notified GE that it intends to submit the following proposal at this year's meeting:

     "Resolved: That the shareholders of General Electric Company ('GE' or the 'Company') urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive's base salary plus bonus. 'Severance pay' means 'payment by an employer to employee beyond his or her base pay and bonus upon termination of his or her employment.' 'Future severance agreements' include employment agreements containing severance provisions; retirement agreements; and agreements renewing, modifying or extending existing such agreements. 'Benefits' include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

     "Supporting Statement: GE's chief executive officer, Jeffrey Immelt, does not have an employment or other agreement with GE specifying the severance he would be entitled to receive upon termination of his employment. In the wake of the expensive departures of CEOs such as Jill Barad of Mattel (package worth over $40 million) and Stephen Hilbert of Conseco (package worth $72 million) both of whom were guaranteed generous severance packages in their employment agreements Mr. Immelt's lack of an employment agreement might seem beneficial for GE and its shareholders.

     "However, the lack of an employment agreement means there is no ceiling on what the Board may agree to pay in the event it seeks to terminate Mr. Immelt's employment. We believe that requiring shareholder approval of any agreement whether entered into ahead of time or at the time of termination may have the beneficial effect of insulating the Board from manipulation in the event a senior executive's employment must be terminated by the Company.

     "Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon. Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in their proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive's annual base salary. Institutional Shareholder Services' proxy voting guidelines generally favor proponents when they call for shareholder approval on compensation exceeding 2.99 times the sum of the executive's base salary plus bonus.

     "For these reasons we urge shareholders to vote FOR this proposal."

Your Board of Directors recommends a vote AGAINST this proposal.

     GE as a matter of business philosophy does not enter into severance agreements when it hires or promotes its senior executives. GE senior executives serve at the will of the Board. At this time, no GE senior executive has an employment agreement of any type. This enables the Company to remove a senior executive prior to retirement whenever it is in the best interests of the Company. On the rare occasion when GE chooses to separate a senior executive, the Company needs to exercise its business judgment in developing an appropriate separation arrangement in light of all relevant circumstances including the individual's term of employment, past accomplishments, and reasons for separation from the Company. Your Board does not believe that a mechanical formula should govern these rare case-by-case determinations, and therefore recommends a vote against this proposal.

ADDITIONAL INFORMATION

.. Share Owner Proposals for Inclusion in Next Year's Proxy Statement

To be considered for inclusion in next year's Proxy Statement, share owner proposals must be received at GE's principal executive offices no later than the close of business on November 8, 2002. Proposals should be addressed to Benjamin
W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06431.

.. Other Share Owner Proposals for Presentation at Next Year's Annual Meeting

For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2003 Annual Meeting, SEC rules permit management to vote proxies in its discretion if the
Company: (1) receives notice of the proposal before the close of business on January 22, 2003, and advises share owners in the 2003 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on January 22, 2003. Notices of intention to present proposals at the 2003 Annual Meeting should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06431.

.. Voting Securities

Share owners of record at the close of business on March 1, 2002, will be eligible to vote at the meeting. The voting securities of GE consist of its $0.06 par value common stock, of which 9,921,099,217 shares were outstanding on February 15, 2002. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of share owners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual share owner voting records is limited to the Independent Inspectors of Election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

.. Vote Required for Approval

The 16 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting.

.. Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:
(1) for the nominees for director named earlier in this Proxy Statement; (2) for approval of the appointment of Independent Auditors; (3) for approval of the management proposal relating to the material terms of executive officer performance goals and (4) against the share owner proposals described in this Proxy Statement. Should any matter not described above be properly presented at the meeting, the persons named in the Proxy Form will vote in accordance with their judgment. Except for share owner proposals properly omitted from this Proxy Statement under SEC rules, the Board knows of no other matters which may be presented to the meeting.

.. Solicitation of Proxies

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and solicitation costs will be paid by GE. Copies of proxy material and of the Annual Report for 2001 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and GE will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $30,000 plus distribution costs and other costs and expenses.

.. Share Owners of Record with Multiple Accounts

Share owners who hold their shares directly with the Company and who previously have elected not to receive an annual report for a specific account may request GE to promptly mail GE's 2001 Annual Report to that account by writing GE Share Owner Services, c/o The Bank of New York, P.O. Box 11402, New York, NY 10286-1402 or calling (800) 786-2543 (800-STOCK-GE) or (610) 312-5317. In addition, participants in GE's Savings and Security Program may request copies of GE's 2001 Annual Report by calling GE's Transaction Processing Center at
(800) 432-4313.

.. Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and GE's 2001 Annual Report may be viewed online at www.ge.com/annual01. If you are a share owner of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote by Internet or by phone. If you choose this option, you will receive a proxy form in mid-March listing the Web site locations and your choice will remain in effect until you notify GE by mail that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.


                                                                  March 8, 2002

================================================================================
                        GE ANNUAL MEETING OF SHARE OWNERS

                           10:00 a.m., April 24, 2002

                        The Waukesha County Expo Center
                                 Northview Road
                           Waukesha, Wisconsin 53188
     -------------------------------------------------------------------

                              ADVANCE REGISTRATION

An admission card will be required to enter the GE Annual Meeting. Please follow the Advance Registration instructions below and an admission card will be mailed to you. Upon arrival at the Annual Meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the Annual Meeting is limited to GE share owners, members of their immediate family or their named representative. We reserve the right to limit the number of representatives who may attend the meeting.

..    If you hold your GE shares directly with the Company and you plan to attend the Annual Meeting, please follow the Advance Registration instructions on the top portion of your Proxy Form, which was included in the mailing from the Company.

..    If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to attend the Annual Meeting, please send an Annual Meeting advance registration request containing the information listed below to:

      GE Share Owner Services
      Bldg 5-6E
      1 River Road
      Schenectady, NY 12345

      Please include the following information:
          .    Your name and complete mailing address
          .    The name(s) of any family members who will accompany you
          .    If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual.
          .    Proof that you own GE shares (such as a letter from your bank or broker or a photo copy of a current brokerage or other account statement)


If you have questions regarding admission to the Annual Meeting, please call GE Share Owner Services at 1-877-807-8896.

Attendance at GE's 2002 Annual Meeting will be limited to persons presenting an admission card and picture identification. To obtain an admission card, please follow the Advance Registration instructions above.

--------------------------------------------------------------------------------

[LOGO] GE   GE Annual Meeting           VOTE BY INTERNET, TELEPHONE OR MAIL
-----------------                         24 Hours a Day, 7 Days a Week

---------------------------------       -----------------------------        --------------------------
            INTERNET                            TELEPHONE                               MAIL
 https://www.proxyvotenow.com/ge   OR         866-246-8476               OR
---------------------------------       -----------------------------        --------------------------
Use the Internet to vote your           Use any touch-tone telephone          Mark, sign and date your
proxy. Have your Proxy Form in          to vote your proxy. Have your         Proxy Form and return it
hand when you access the website.       Proxy Form in hand when you           in the postage-paid
You will be prompted to enter           call. You will be prompted to         envelope we have provided.
your control number, located            enter your control number,
in the box below, to create             located in the box below, and
an electronic ballot.                   then follow the simple
                                        directions.

--------------------------------------------------------------------------------

                                 CONTROL NUMBER
If you vote by the Internet or by Telephone, do not return your Proxy Form by mail.
--------------------------------------------------------------------------------

                          IMPORTANT VOTING INFORMATION
                          ----------------------------

                   Use the Internet or Call Toll-Free to vote:
                         https://www.proxyvotenow.com/ge
                                  866-246-8476

     . Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Form.

     .   Electronic Distribution: If you wish to receive all future Annual
         ------------------------
         Reports and Proxy Statements via the Internet as they become available, please consent by marking the appropriate box below. This consent will remain in effect until you notify GE by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.

                        GE's Proxy Statement and Annual Report
                          are available on GE's web site at:
                                 www.ge.com/annual01
--------------------------------------------------------------------------------


\/   DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE    \/
--------------------------------------------------------------------------------


The Board of Directors recommends a vote "FOR" proposals A, B and C.
  A. Election of Directors

   FOR          WITHHOLD
   ALL          FOR ALL          EXCEPTIONS

   [_]          [_]              [_]


Exceptions______________________________________________
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exception box and write the name(s) on the space provided above.

                                      FOR          AGAINST        ABSTAIN

B. KPMG LLP as Independent Auditors   [_]            [_]            [_]

C. Proposal to Approve Material       [_]            [_]            [_]
   Terms of Executive Officer
   Performance Goals


The Board of Directors recommends a vote "AGAINST" share owner proposals 1 through 8.


                    FOR   AGAINST  ABSTAIN                     FOR    AGAINST  ABSTAIN

   1. Cumulative    [_]     [_]     [_]     5. Poison Pill     [_]     [_]     [_]
      Voting
                                            6. Pension Fund    [_]     [_]     [_]
                                               Income/
   2. Global        [_]     [_]     [_]        Executive
      Warming                                  Compensation

   3. Nuclear Power [_]     [_]     [_]     7. Performance-    [_]     [_]     [_]
      Report                                   Based Stock
                                               Options

   4. Report on PCB [_]     [_]     [_]     8. Executive       [_]     [_]     [_]
      Cleanup Costs                            Severance
                                               Agreements

[LOGO] GE        Proxy Form
--------------------------------------------------------------------------------

         SHARE OWNER SERVICES
--------------------------------------------

If you consent to use GE's Internet site to receive all future Annual Reports & Proxy Statements (Electronic Distribution), please mark this box.

                               [_]
--------------------------------------------

To include any comments please mark this box and use space on reverse side.

                               [_]
--------------------------------------------

To change your address please mark this box and correct below.

                               [_]
--------------------------------------------

                                                   -----------------------------
                                                     1003    2000      000015156
                                                   -----------------------------

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)




   Share Owner sign here                          Date
-------------------------------------------------------------


-------------------------------------------------------------

   Co-Owner sign here
-------------------------------------------------------------


-------------------------------------------------------------

--------------------------------------------------------------------------------

[LOGO] GE         GE Annual Meeting - Advance Registration Form
-------------------


Dear Share Owner:

You are invited to attend the 2002 GE Annual Meeting to be held on Wednesday, April 24, 2002, at 10:00 a.m., at the Waukesha County Expo Center, Waukesha, Wisconsin.

Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares by Internet, phone or mail as described on the other side of this form.

All persons attending the meeting must present an admission card and appropriate picture identification. Please follow the advance registration instructions below and an admission card will be sent to you.

  ADVANCE REGISTRATION INSTRUCTIONS

.. If you are voting by Internet, you will be able to pre-register at the same time you record your vote. There is no need to return your Proxy Form.

.. If you are voting by phone, please complete the information at right and tear off the top of this Advance Registration form and mail separately to: GE Share Owner Services, Bldg. 5-6E, 1 River Road, Schenectady, NY 12345. There is no need to return the Proxy Form.

.. If you are voting by mail, please complete the information at right and include this portion when mailing your marked, signed and dated Proxy Form in the envelope provided.

Attendance at the GE Annual Meeting is limited to GE share owners, members of their immediate families or their named representatives. We reserve the right to limit the number of guests or representatives who may attend.

                        ADVANCE REGISTRATION INFORMATION

   Name
        --------------------------------------------------------

   Address
          ------------------------------------------------------


          ------------------------------------------------------

                                       Zip
          ----------------------------     --------------------

 Name(s) of family member(s) who will also attend:


          -----------------------------------------------------


I am a GE share owner. Name, address and telephone number of my Representative at the Annual Meeting:


          -----------------------------------------------------


          -----------------------------------------------------


          -----------------------------------------------------
          (Admission card will be returned c/o the share owner)


--------------------------------------------------------------------------------

[LOGO] GE     Proxy Form
-------------------------
Proxy solicited on behalf of the Board of Directors for the Annual Meeting of Share Owners, April 24, 2002

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Jeffrey R. Immelt, Andrew C. Sigler and Benjamin W. Heineman, Jr., or any of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the share owner(s) would be entitled to vote on all matters which may properly come before the 2002 Annual Meeting of Share Owners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are: (01) James I. Cash, Jr.; (02) Dennis D. Dammerman; (03) Paolo Fresco; (04) Ann M. Fudge; (05) Claudio X. Gonzalez; (06) Jeffrey R. Immelt; (07) Andrea Jung; (08) Kenneth G. Langone; (09) Rochelle B. Lazarus; (10) Scott G. McNealy; (11) Sam Nunn; (12) Roger S. Penske; (13) Gary
L. Rogers; (14) Andrew C. Sigler; (15) Douglas A. Warner III and (16) Robert C. Wright.

FOR PARTICIPANTS IN GE'S SAVINGS AND SECURITY PROGRAM (S&SP)

In accordance with the terms of the Savings and Security Program (S&SP), any shares held in the share owner's S&SP account on the record date will be voted by the trustees of the S&SP trust in accordance with the instructions indicated on the reverse, and in accordance with the judgement of the trustees upon other business as may properly come before the meeting and any adjournments or postponements thereof. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS CARD IS NOT RECEIVED ON OR BEFORE APRIL 22, 2002, shares held in the share owner's S&SP account will be voted in accordance with the recommendations of GE's Board of Directors.

COMMENTS

----------------------          INSPECTORS OF ELECTION
                                P.O. BOX 1138
                                NEWARK, N.J. 07101-9758